Exhibit 99.1

www.pdl.com

For Immediate Release

Contact:

James R. Goff

Senior Director,

Corporate Communications

(510) 574-1421

jgoff@pdl.com

PROTEIN DESIGN LABS ANNOUNCES FIRST QUARTER 2005

FINANCIAL RESULTS

Fremont, Calif., May 2, 2005 – Protein Design Labs, Inc. (PDL) (Nasdaq: PDLI) today reported a net loss of $83.9 million, or $0.87 per basic and diluted share, for the three months ended March 31, 2005, compared with a net loss of $12.6 million, or $0.13 per basic and diluted share, for the three months ended March 31, 2004.  Excluding certain non-cash charges described in more detail below, the non-GAAP net loss for the first quarter of 2005 would have been $2.7 million, or $0.03 per basic and diluted share, compared with a non-GAAP net loss of $12.0 million, or $0.13 per basic and diluted share in the 2004 first quarter.  Results for the period include financial performance for ESP Pharma, Inc. (ESP Pharma) for the brief operating period from March 23, 2005, the closing date of the previously announced acquisition, through the end of the calendar quarter.

Total operating revenues in the first three months of 2005 were $38.8 million, an increase of 40% over total revenues of $27.6 million in the first three months of 2004.  The largest contributor to this revenue growth was a 51% increase in royalties, which totaled $33.2 million in the 2005 first quarter, compared with royalty revenues of $22.0 million in the 2004 first quarter.  License and other revenues of $4.7 million in the first quarter of 2005 decreased from $5.6 million in the same three months in 2004.  In addition, as a result of the ESP Pharma acquisition, PDL recognized net product sales revenues, which totaled $0.9 million for the last six days of the 2005 first quarter.  PDL product revenues for the period reflected net sales of Cardene® IV for the control of hypertension when oral therapy is neither feasible or desirable; IV Busulfex®, a conditioning agent used in connection with bone marrow transplants; and four off-patent branded products.  Sales of Retavase®, a product acquired in connection with the ESP Pharma acquisition, were not recorded in the quarter due to the timing of the product transition to ESP Pharma.

As of March 31, 2005, PDL had cash, cash equivalents, marketable securities and restricted investments totaling approximately $183.7 million, compared with $397.1 million at December 31, 2004.  The March 31, 2005 balances reflected approximately $435 million in expenditures in the first quarter of 2005 related to the ESP Pharma and Retavase acquisitions, repayment of outstanding indebtedness of ESP Pharma of approximately $14 million, and planned capital expenditures of approximately $16.0 million in the quarter, which included approximately $8.0 million related to planned ongoing construction and validation of PDL’s manufacturing plant at Brooklyn Park, Minnesota.  PDL received net proceeds of approximately $242 million from its February 2005 placement of convertible senior notes.

Protein Design Labs, Inc.

34801 Campus Drive

Fremount, CA 94555

Tel: 510.574.1400

Fax: 510.574.1500

Total costs and expenses were $123.5 million in the first quarter of 2005, compared with $41.1 million in the same three months of 2004.  Excluding certain non-cash charges, which consisted primarily of an acquired in-process research and development charge of $79.4 million related to the ESP Pharma acquisition, as well as the amortization of intangible assets associated with the Eos Biotechnology, Inc. and ESP Pharma acquisitions and the re-acquisition of rights to manufacture and market Zenapax® (daclizumab) in 2003, and stock-based compensation charges, non-GAAP total costs and expenses in the 2005 first quarter would have been $42.3 million compared to non-GAAP expenses of $40.5 million for the first quarter of 2004.

Research and development expenses increased slightly to $35.3 million in the 2005 first quarter, compared with $33.0 million in the same three months of 2004. The increase in research and development expenses reflected additional headcount and associated costs required to pursue research and clinical development programs, contract manufacturing and direct scale-up and manufacturing expense, and increased facility and equipment-related costs.  Selling, general and administrative expenses of $7.7 million were essentially unchanged in the first quarter of 2005 compared to the first quarter of 2004.

Reconciliations of PDL’s GAAP results to non-GAAP results are included in the financial results tables accompanying this release.

Recent Corporate Developments

On March 24, 2005, PDL announced that it had completed its acquisition of ESP Pharma, a privately held, hospital-focused pharmaceutical company.  ESP Pharma was founded in April 2002 around the acquisition of several therapeutics from Wyeth, including ESP Pharma’s leading product, Cardene IV.

Under the terms of the ESP Pharma acquisition agreement, all shares of ESP Pharma common and preferred stock were exchanged for 9,853,770 shares of PDL common stock and $325 million in cash.  PDL also completed, through the purchase of ESP Pharma, the acquisition of certain product rights and assets relating to Retavase (reteplase) from Centocor, Inc., a biopharmaceutical operating company of Johnson & Johnson.  Centocor received $110 million for the rights to manufacture, develop, market and distribute Retavase in the United States and Canada.  Additional milestone payments of up to $45 million will be made if additional conditions relating to the ongoing clinical trials and manufacturing arrangements are satisfied.  The total purchase price for ESP Pharma and Retavase was approximately $582 million.

2005 Forward-looking Guidance

The following statements are based on expectations as of May 2, 2005. These statements are forward-looking, and actual results may differ materially. Except for those assumptions and as expressly set forth below, these statements do not include the potential impact of new collaborations, material licensing arrangements or other strategic transactions.

We are updating our guidance from that previously provided on March 14 with respect to our projected GAAP results, in particular as they were expected to affect operating expenses.  Specifically, our GAAP adjustments reflect (a) elimination of estimated stock compensation expenses of $10 to $15 million as a result of recent changes in the U.S. Securities and Exchange Commission position on the timing of mandatory stock option expense reporting which we do not plan to adopt until January 1, 2006; (b) adjustment to the estimated amount of acquired in-process research and development expenses related to the purchase of ESP Pharma and Retavase which we have decreased to $79.4 million from approximately $88 million; and (c) adjustment of the amortization of intangibles related to the acquisitions of Eos, ESP Pharma, Retavase and to our February 2005 convertible notes offering to $39 million from approximately $31 million.  Our 2005 projected non-GAAP results do not include the foregoing expenses required under GAAP.

We are also updating our guidance from that previously provided on March 14 with respect to our projected non-GAAP results.  We are not revising our previously provided guidance on total revenues for 2005.  PDL anticipates that our total revenues will be in the range of approximately $250 to $260 million.  Royalty revenues are expected to be in the range of approximately $112 to $115 million, and license and other revenues are anticipated to be approximately $30 million, an increase from the previously estimated $20 to $25 million.  Royalty revenue estimates do not include further royalties in 2005 based on sales of Tysabri® antibody product from Biogen Idec and Elan, which is licensed under PDL’s humanization patents but was withdrawn from the market on February 28, 2005, and we have not increased our estimated royalties based on recently announced positive results for Genentech’s Herceptin® or Avastin™ antibody products.  Consistent with our previous guidance, PDL currently believes that royalty revenues for each year from 2006 through 2008 should grow approximately 25% per year.

On a non-GAAP basis, net product sales for Cardene® IV, Retavase® and IV Busulfex® are expected to total approximately $93 to $95 million for the approximately nine-month period of sales following the close of the acquisition of ESP Pharma.  Additionally, PDL anticipates compound annual growth rates of approximately 25% for net product sales of this group of three marketed products for each year from 2006 through 2008.  Also for this group of products, PDL currently anticipates gross margins of at least 80% over the 2005 through 2008 period.  We are reducing our estimates for net product sales of off-patent products from $25 million to a range of $16 to $20 million.

On a non-GAAP basis, during 2005 we anticipate research and development expenses in the range of $181 to $183 million, a reduction from previously estimated $184 to $186 million.  We continue to expect to spend approximately $100 million to advance our clinical development programs for Nuvion®, daclizumab and M200.  We continue to anticipate sales and marketing expenses in the range of $42 to $44 million resulting primarily from the ESP Pharma acquisition.  Finally, we anticipate general and administrative expenses for the full year 2005 in the range of $33 to $36 million, an increase from $31 to $33 million.

In addition, we expect interest income of approximately $7 million and interest expense of approximately $8 million.

Overall, for the full year 2005 we anticipate a GAAP net loss in the range of approximately $1.30 to $1.37 per basic and diluted share, and a non-GAAP net loss in the range of approximately $0.17 to $0.25 per basic and diluted share.

PDL now estimates that its year-end cash balances will be approximately $180 million, a change from the prior estimate of $200 million. This estimate takes into account anticipated capital expenditures of $38 to $42 million, approximately half of which represents final validation and completion of our new Brooklyn Park, Minnesota manufacturing facility; cash payments during 2005 of $325 million and $110 million for the acquisitions of ESP Pharma and Retavase, respectively; the receipt of approximately $242 million from the February 2005 sale of convertible notes, net of fees and expenses; and the repayment of approximately $14 million in ESP Pharma-related debt.

By year-end 2005, we estimate that our headcount will be in the range of 900 to 950, split approximately 70% in research and development, 15% in sales and marketing and 15% in general and administrative functions.

Clinical Development Update

Nuvion® (visilizumab, anti-CD3). On March 22, PDL reported that it had discussed with the U.S. Food and Drug Administration (FDA) the future development pathway for Nuvion for the treatment of intravenous steroid-refractory ulcerative colitis.

Following these discussions, PDL now expects to conduct two pivotal clinical trials and a retreatment study of Nuvion in the setting of intravenous steroid-refractory ulcerative colitis.  The first pivotal study will be a Phase II / III clinical trial and is expected to begin this year.  Assuming certain protocol-defined criteria are met at the time of the interim analysis, the second pivotal trial would be initiated.  PDL anticipates initiating the retreatment study at the time of the Phase II / III study.  The proposed protocols are expected to be reviewed in detail by the FDA.  PDL expects to provide a further development update by the end of May 2005.

Additional data from an ongoing Phase I / II study of Nuvion will be presented in an oral presentation by Stephan A. Targan, M.D., Director, Cedars-Sinai Division of Gastroenterology and Professor, UCLA School of Medicine, on May 17 beginning at 11:30 a.m. at the Digestive Disease Week meeting to be held in Chicago.

Daclizumab (Zenapax®, anti-CD25).  PDL began in the first quarter of 2005 a single-dose Phase I study of PDL-manufactured daclizumab administered subcutaneously in healthy volunteers.  This trial is expected to be followed by a multiple-dose study in healthy volunteers anticipated to be initiated this summer.  A Phase II dose range-finding study of subcutaneously administered, PDL-manufactured daclizumab in asthma patients remains on schedule to begin in the first quarter of 2006.  PDL also continues to evaluate the opportunity to develop daclizumab further in the setting of solid organ transplantation.

A randomized, placebo-controlled, Phase II study of daclizumab in patients with multiple sclerosis is pending initiation.  We anticipate the first patient accrual in the second quarter of 2005.  In this study, patients with active relapsing forms of MS will receive subcutaneous daclizumab at one of two dosage levels, or placebo, for six months in addition to their current beta-interferon treatment.  The three-arm study is planned to enroll a total of 270 patients.

Ularitide.  PDL on April 18 reported positive results from a Phase II clinical study, known as the SIRIUS II trial, of the atrial natriuretic peptide ularitide in patients with decompensated congestive heart failure (DHF).

The SIRIUS II trial was a randomized, double-blind, placebo-controlled clinical trial conducted at 19 centers in Europe.  Primary endpoints in the study were change of pulmonary capillary wedge pressure (PCWP) and change in dyspnea (shortness of breath) score, both at six hours.  A total of 221 patients were randomized equally to receive ularitide 7.5, 15, or 30 ng/kg/min given intravenously as a 24-hour infusion, or placebo.  In the assessment of the primary endpoints, ularitide significantly reduced PCWP (p<0.05) and improved dyspnea score (p<0.05) in all three dose groups compared to placebo.  The main adverse events through day three were dose-dependent decreases in blood pressure compared to placebo.  Serum creatinine levels were unchanged during and after ularitide treatment when compared to placebo.  The incidence of serious adverse events was similar for all three treatment groups and the placebo group.

The SIRIUS II clinical trial was conducted by CardioPep Pharma GmbH.  Through the ESP Pharma acquisition, PDL acquired from CardioPep exclusive rights to conduct all subsequent development and exclusive marketing rights for ularitide for all indications in the United States, Canada, the European Union and Switzerland.  To date, the clinical development of ularitide has taken place in Europe.  A U.S. Investigational New Drug (IND) application has not yet been filed by CardioPep.

M200 (volociximab, anti-alpha5beta1 integrin antibody).  Currently, M200 is being developed as an anti-angiogenic therapy for the treatment of solid tumors in open-label pilot Phase II studies.  These trials, each of up to 40 patients, will further assess the tolerability of prolonged administration of M200 and look for evidence of clinical activity.  Three clinical trials have now been opened and are enrolling patients.  An additional pilot Phase II study is expected to open in the second quarter of 2005.  Data from at least two of the initial Phase II studies is expected to be available for presentation during the ASCO meeting in June 2006.

In addition, PDL is planning a pilot Phase II trial of M200 administered intravenously in patients with age-related macular degeneration (AMD), which is expected to begin during the second half of 2005.

Terlipressin.  PDL and privately held Orphan Therapeutics, LLC on April 20 reported that the FDA had granted Fast Track status to the development of terlipressin for the treatment of patients with type 1 hepatorenal syndrome (HRS).

Designation as a Fast Track product indicates that the FDA will facilitate the development and expedite the review of a new drug that is intended to treat a serious or life-threatening condition and that demonstrates the potential to address an unmet medical need.  However, Fast Track designation does not mean that the FDA will expedite approval of the product nor does it increase the likelihood of approval of the product.

Through its acquisition of ESP Pharma, PDL acquired from Orphan Therapeutics exclusive marketing, sales and distribution rights for terlipressin in the United States and Canada.  Orphan Therapeutics holds the U.S. IND for terlipressin and is conducting a Phase III clinical trial in the United States and Europe.  Orphan Therapeutics has obtained Orphan Drug status for this program.

Webcast Information

PDL will webcast a conference call live at 4:30 p.m. Eastern time today to review its financial results for the first quarter ended March 31, 2005, the status of its clinical development programs and its forward-looking information and guidance with respect to future results.  Financial and statistical information to be discussed in the call will be available on the PDL website immediately prior to the commencement of the call.  A link to the conference call webcast will be available through the PDL website: www.pdl.com.  Please connect to this website at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be needed to hear the webcast.  The webcast will be archived at www.pdl.com starting approximately one hour after completion of the webcast.  A replay of the conference call will also be available by telephone from approximately 7 p.m. Eastern time on May 2 through 11:59 p.m. Eastern time on May 6, 2005.  To access the replay, dial 800-633-8284 from inside the United States and 402-977-9140 from outside the United States and enter conference ID number 21245638.

* * * * *

The foregoing contains forward-looking statements involving risks and uncertainties and PDL’s actual results may differ materially from those, express or implied, in the forward-looking statements.  The forward-looking statements include our expectations regarding financial results and the timing of clinical developments as well as other statements regarding our expectations. Factors that may cause differences between current expectations and actual results include, but are not limited to, the following:  The successful integration of ESP Pharma and Retavase as part of PDL; fluctuations in sales that may result from our integration of newly acquired operations, from changes in the market due to alternative treatments or other actions by competitors; and variability in expenses particularly on a quarterly basis, due, in principal part, to total headcount of the organization and the timing of expenses. In addition, PDL revenues depend on the success and timing of sales of our licensees and partners, including in particular the continued successful launch of Avastin™ antibody product by Genentech as well as the seasonality of sales of Synagis® from MedImmune, Inc.  In addition, quarterly revenues may be impacted by our ability to maintain and increase our revenues from collaborative arrangements such as our co-development agreement with Roche.  Our revenues and expenses would also be affected by new collaborations, material patent licensing arrangements or other strategic transactions.

Further, there can be no assurance that results from completed and ongoing clinical studies, described above, will be successful or that ongoing or planned clinical studies will be completed or initiated on the anticipated schedules.  Other factors that may cause our actual results to differ materially from those, express or implied, in the forward-looking statements in this press release are discussed in our filings with the Securities and Exchange Commission.  PDL expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

About PDL

Protein Design Labs is a fully-integrated biopharmaceutical company focused on the development and commercialization of novel therapies for treatment of inflammation and autoimmune diseases, acute cardiac conditions and cancer.  As a leader in the development of humanized antibodies, PDL has licensed its patents to numerous pharmaceutical and biotechnology companies, some of which are now paying royalties on net sales of licensed products.  PDL markets several biopharmaceutical products in the United States through its wholly-owned subsidiary, ESP Pharma, Inc.  Further information on PDL is available at www.pdl.com or by contacting James R. Goff, Senior Director, PDL Corporate Communications, (510) 574-1421 or jgoff@pdl.com.

Protein Design Labs, the PDL logo and Nuvion are registered U.S. trademarks of Protein Design Labs, Inc.  Zenapax is a registered trademark of Roche.  Cardene is a registered trademark of Roche Palo Alto.  Retavase and Busulfex are registered trademarks of ESP Pharma, Inc., a wholly-owned subsidiary of PDL.  Synagis is a registered U.S. trademark of MedImmune, Inc.  Herceptin is a registered U.S. trademark and Avastin is a trademark of Genentech, Inc.  Tysabri is a trademark of Elan.

Financial tables attached

PROTEIN DESIGN LABS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data )

	Three months ended March 31,
	2005	2004
Revenues:
Product sales, net	$948	$—
Royalties	33,164	22,010
License and other	4,703	5,618
Total revenues	38,815	27,628

Costs and expenses:
Costs of product sales	1,137	—
Research and development	35,261	33,029
Selling, general and administrative	7,666	8,068
Acquired in-process research and development	79,417	—
Total costs and expenses	123,481	41,097
Operating loss	(84,666)	(13,469)

Interest and other income, net	2,935	2,284
Interest expense	(2,142)	(1,385)
Loss before income taxes	(83,873)	(12,570)
Provision for income taxes	22	48
Net loss	$(83,895)	$(12,618)

Basic and diluted net loss per share	$(0.87)	$(0.13)

Shares used in computation of basic and diluted net loss per share	96,754	94,000

CONSOLIDATED BALANCE SHEET DATA

(Unaudited)

(In thousands)	March 31, 2005	December 31, 2004*
	(unaudited)

Cash, cash equivalents, marketable securities, and restricted investments	$183,666	$397,080
Total assets	1,048,777	713,732
Total stockholders’ equity	470,543	412,510

*Derived from the December 31, 2004 audited consolidated financial statements.

PROTEIN DESIGN LABS, INC.
NON-GAAP CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

We use non-GAAP amounts that exclude charges related to acquired in-process research and development and certain other non-cash charges,  including amortization of intangible assets, and stock-based compensation, as well as other non-recurring charges, such as costs incurred in connection with the extinguishment of our debt and restructuring charges.  Management believes that these non-GAAP measures enhance an investor’s overall understanding of our financial performance and future prospects by reconciling more closely to the actual cash expenses of the company in its operations, as well as excluding expenses that, in management’s view, are unrelated to our core operations, the inclusion of which may make it more difficult for investors and financial analysts reporting on the company to compare our results from period to period.  Our management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating the company’s operating performance and for budgeting and planning purposes.

(In thousands, except per share data )

	Three months ended March 31,
	2005				2004
	GAAP	Adjustment		Non-GAAP	GAAP	Adjustment		Non-GAAP
Revenues:
Product sales, net	$948			$948	$—			$—
Royalties	33,164			33,164	22,010			22,010
License and other	4,703			4,703	5,618			5,618

Total revenues	38,815			38,815	27,628			27,628

Costs and expenses:
Costs of product sales	1,137	$(1,060	)(1)	77	—			—
Research and development	35,261	(713	)(2)	34,548	33,029	$(619	)(2)	32,410
Selling, general and administrative	7,666	(23	)(2)	7,643	8,068	(14	)(2)	8,054
Acquired in-process research and development	79,417	(79,417	)(3)	—	—	—		—
Total costs and expenses	123,481	(81,213)		42,268	41,097	(633)		40,464
Operating loss	(84,666)	81,213		(3,453)	(13,469)	633		(12,836)

Interest and other income, net	2,935	—		2,935	2,284	—		2,284
Interest expense	(2,142)	—		(2,142)	(1,385)	—		(1,385)

Loss before income taxes	(83,873)	81,213		(2,660)	(12,570)	633		(11,937)
Provision for income taxes	22	—		22	48	—		48

Net loss	$(83,895)	$81,213		$(2,682)	$(12,618)	$633		$(11,985)

Basic and diluted net loss per share	$(0.87)			$(0.03)	$(0.13)			$(0.13)

Shares used in computation of basic and diluted net loss per share	96,754			96,754	94,000			94,000

(1) To exclude the ongoing, non-cash amortization of acquired product rights related to the ESP and Retavase acquisitions.

(2) To exclude (i) the ongoing, non-cash amortization of acquired intangible assets, including workforce, related to the Eos acquisition, and core technology, related to the purchase of certain patent rights from Roche and (ii) stock-based compensation charges related to modifications of stock options and stock options issued to non-employees.

(3) To exclude the non-cash charges of acquired in-process research and development, which relate to the ESP acquisition and the purchase of certain technology, that has not achieved technological feasibility.